Code of Ethics

Policy and Procedures

December 2016

I. Introduction

This Code of Ethics (the “Code”) has been adopted by CenterSquare Investment Management, Inc. (“CSIM”) and CenterSquare Investment Management Holdings, Inc.(“CSIMH”), collectively referred to herein as, the “Adviser” or “CenterSquare”, each a registered investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), primarily for the purpose of providing rules for employees with respect to adherence to certain standards of conduct along with abiding by policies regarding personal securities transactions.

Securities and Exchange Commission (SEC) Rule 204A-1 (the Rule) under the Investment Advisors Act of 1940, as amended, requires investment advisors to adopt codes of ethics. The Rule requires an investment advisor’s code of ethics to set forth standards of conduct and requires supervised persons to comply with applicable federal securities laws. The code of ethics must address personal trading, including the reporting of personal securities holdings and transactions and the pre-approval of certain investments. This Code was adopted to adhere to the Rule. As a sub-adviser to one or more investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”), the Code also adheres to Rule 17j-1 under the 1940 Act.

The Code applies to all Supervised Persons1 of the Adviser. In addition, the Rule requires Supervised Persons that are “Access Persons” of the Adviser to report, and the investment advisor to review, their personal securities transactions and holdings periodically. The Advisers Act defines “Access Person” to mean any supervised persons of the Adviser who (1) has access to nonpublic information regarding any advisory clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (2) is involved in making securities recommendations to advisory clients, or who has access to such recommendations that are nonpublic. Refer to section V--PSTP for personal security trading policies.

The Code consists of two main components including:

1)	BNY Mellon Code of Conduct (the “BNY Mellon Code”); and

2)	BNY Mellon Personal Securities Trading Policy (the “PSTP”).

[1]	Supervised Persons is defined as any officer, partner, or director (or other person occupying a similar status or performing similar functions) or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

II. Background

The investment management industry is closely regulated under the provisions of the federal securities laws including, but not limited to, the Advisers Act and the 1940 Act, and by the regulations and interpretations of the Securities and Exchange Commission (the “SEC”) under those statutes. Transactions in securities are also governed by the provisions of the Securities Act of 1933 (the “Securities Act”), and the Securities Exchange Act of 1934 (the “Exchange Act”) as well as by state laws. The rules of conduct set forth in this Code are based in large part on rules of law and legal concepts developed under the federal securities laws. These legal concepts do not remain static, and further developments of the law in these areas may be expected. They were developed in an effort to self-regulate and preserve investors’ confidence that their interests are placed ahead of our own personal trading activities. Supervised Persons of the Adviser should conduct business so as to avoid not only any violation of law, but also any appearance of violation or grounds for criticism.

III. Scope of the Code of Ethics

The Code covers two general topic areas. First, it includes expectations for business conduct for all employees of the Adviser and clarifies employee responsibilities to clients, suppliers, government officials, competitors and the communities served by employees. Refer to Section IV for discussion of the BNY Mellon Code.

Second, the Code includes specific rules, restrictions and reporting obligations with respect to personal securities transactions. These requirements have been adopted for the purpose of better avoiding any conflicts of interest, or any appearances of conflicts of interest, between the securities trading which the Adviser undertakes on behalf of clients (including the Funds) and personal securities trading by employees of the Adviser and other persons subject to this Code. The rules are intended to better assure that trading on behalf of clients is given priority over trading for personal accounts, and that trading for personal accounts does not take place at a time which could adversely affect the trading for clients. Refer to Section V for discussion of the PSTP.

Other general restrictions are also discussed below.

IV. BNY Mellon Code

Summary of BNY Mellon Code

The BNY Mellon Code is a separate BNY Mellon policy document that provides the framework and sets the expectations for business conduct for all employees of the Adviser. In addition, it clarifies employee responsibilities to clients, suppliers, government officials, competitors and the communities served by employees and outlines important legal and ethical issues.

It is the responsibility of all employees to read and understand the BNY Mellon Code along with specific policies (e.g. Gifts and Entertainment).

The BNY Mellon Code includes, but is not limited to, key principles regarding the following:

1)	Conflicts of Interest: gifts, entertainment and other payments; personal conflicts of interest; fiduciary appointments and bequests; outside affiliations, outside employment and certain outside compensation issues; and disclosure of relationships and transactions;

2)	Proper Use and Care of Information and Proper Recordkeeping: proprietary information and intellectual property; data integrity and corporate information; use of e-mail and internet; accurate accounting and internal controls; use of non-public or “inside” information; talking to the media; and document retention;

3)	Dealing with Customers, Prospects, Suppliers, and Competitors: business relationships with customers, prospects, suppliers, and competitors; business decisions; exploitation of relationships and use of the company’s name, letterhead or facilities; knowing your customer; and recognizing and reporting illegal, suspicious, or unusual activities;

4)	Doing Business With the Government: complying with government contracts, government contracting laws and regulations; integrity in the sales and marketing process; truthful, accurate statements and recordkeeping; safeguarding government information and property; cooperating with government audits and investigations; and meeting employment and labor obligations;

5)	Personal Finances: personal investments; personal brokerage accounts; political campaign contributions; contributions to not-for-profit entities; and individual employees’ regulatory requirements; and

6)	Compliance with the Law: among other matters illegal or criminal activities; investigations; and protection of company assets.

Employee Reporting

All employees are required to use CODERAP (Code Reports and Permissions) to report or obtain approval for certain activities that are noted throughout the Code of Conduct and various other specific policies (e.g. gifts and entertainment). CODERAP is a web-based system available to all employees through internet explorer. The approval of (1) the employee’s Manager, (2) the Sector Head/Designated Business Leader (CenterSquare CEO/COO) and (3) BNY Mellon Ethics Office is required for CODERAP submissions.

Employees are responsible for reporting any violations of the BNY Mellon Code to CenterSquare’s Chief Compliance Officer.

BNY Mellon Code Monitoring

The following procedures exist to monitor employee adherence to the BNY Mellon Code:

•	All employees are required to complete an Annual BNY Mellon Code Certification;

•	CenterSquare Compliance requires all employees to complete a Quarterly CenterSquare Compliance Questionnaire designed to ascertain compliance with the significant provisions of the Code;

•	CenterSquare Compliance holds mandatory compliance orientation with all new employees which provides a review of the Code and its key components;

•	CenterSquare Compliance holds a mandatory annual compliance training for all employees which provides an overview of the Code of Ethics and related policies;

•	All new employees certify that they have read and understand the Code and its primary components, BNY Mellon Code and PSTP; and

•	All new employees are required to complete BNY Mellon Compliance Curriculum which may include training relating to one or more of the following areas:

•	SAR/AML

•	Code of Conduct

•	Insider Trading/Conflicts of Interest

•	Privacy Policies for Protecting Information

•	Information Protections and Classification Standards

•	Ethical Conduct/Leadership

•	Bribery and Corruption

V. PSTP

Summary of PSTP

The PSTP is a separate BNY Mellon trading policy designed to reinforce the company’s reputation for integrity by avoiding even the appearance of impropriety and to ensure compliance with applicable laws in the conduct of our business. The PSTP sets forth procedures and limitations that govern the personal securities transactions of CenterSquare employees in accounts held in their own names as well as accounts in which they have indirect ownership. It is the responsibility of all employees to read and understand the PSTP.

CenterSquare, and our related persons and employees, may, under certain circumstances and consistent with the PSTP, purchase or sell for their own accounts securities that we also recommend to clients. However, as an additional control measure, CenterSquare employees designated as ADMs and IEs (defined below) are prohibited from holding securities in discretionary accounts that are part of the CSIM’s universe of investable public securities for client accounts.

The PSTP imposes different requirements and limitations on employees based on the nature of their business activities and responsibilities. Each of CenterSquare’s employees is classified as one of the following:

1)	Investment Employee (“IE”): IEs are employees who, as part of their responsibilities, have access to nonpublic information regarding any advisory client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any proprietary account, or have access to such recommendations before they are public. IE’s of the Adviser include Officers of the Adviser, members of CSIMH’s Investment Committee, Sales and Marketing employees, and other employees with access to portfolio holdings of CISM;

2)	Access Decision Maker (“ADM”): ADMs (generally portfolio managers and research analysts who make recommendations or decisions regarding the purchase or sale of publicly traded real estate securities for commingled funds including sub-advised mutual funds and other managed accounts) are subject to the most extensive procedures under the PSTP;

3)	Non-Classified Employee (“NCE”): CenterSquare employees are considered NCEs if they are not designated for any of the above noted classifications. NCEs are generally employees of CIM which do not have responsibilities with respect to publicly traded real estate securities nor have access to portfolio holdings.

IE’s and ADM’s are considered “Access Persons”.

The following represents a summary of PSTP requirements. All employees need to be familiar with the PSTP stand alone policy:

1)	Access Persons are subject to preclearance and personal securities reporting requirements, with respect to discretionary accounts in which they have direct or indirect ownership;

2)	U.S. based Access Persons are subject to the use of BNY Mellon approved brokers, which facilitates automated reporting of personal securities transactions to the BNY Mellon personal security trading system (“PTA”);

3)	Transaction reporting is not required for non-discretionary accounts, transactions in exempt securities or certain other transactions that are not deemed to present any potential conflicts of interest;

4)	Preclearance is not required for transactions involving certain exempt securities such as open-end investment company securities that are not BNY Mellon proprietary funds, money market funds and short-term instruments, non-financial commodities; transactions in non-discretionary accounts (approved accounts over which the employee has no direct or indirect influence or control over the investment decision-making process); transactions done pursuant to automatic investment plans; and certain other transactions detailed in the PSTP which are either involuntary or deemed not to present any potential conflict of interest;

5)	A “restricted list” of companies whose securities are subject to trading restrictions is utilized to determine whether or not to grant trading authorization;

6)	The acquisition of any securities in a private placement requires prior written approvals regardless of employee classification;

7)	With respect to transactions involving BNY Mellon company securities, all employees regardless of classification are also prohibited from engaging in short sales, purchases on margin, option transactions (other than employee option plans), and short-term trading (i.e., purchasing and selling, or selling and purchasing BNY Mellon securities within any 60 calendar day period);

8)	Vesting of restricted stock awards does not constitute an action for the 60 day period requirement but security holdings net of withholding is required to be reported in PTA by Access Persons employees;

9)	With respect to non-BNY Mellon securities purchasing and selling, or selling and purchasing the same or equivalent security within 60 calendar days is discouraged, and any profits must be disgorged; and

10)	No employee should knowingly participate in or facilitate late trading, market timing or any other activity with respect to any fund in violation of applicable law or the provisions of such fund’s disclosure documents.

PSTP Reporting

The following represents employee reporting requirements under PSTP:

Initial Reporting

•	Within 10 days of being classified as an IE or ADM employee and setup on the PTA system, the employee must complete 2 Certifications in PTA for:

•	Direct/indirect owned accounts that can hold reportable securities

•	Direct/indirect covered securities held within and outside of accounts

Quarterly

•	Within 30 days after the end of each calendar quarter, IEs and ADMs must certify:

•	transactions in covered securities

•	confirm covered accounts are disclosed

•	update holdings for any activity that does not require preclearance (e.g., dividend reinvestments, automatic investment programs, splits, gifts) or discrepancy

•	acknowledge compliance with the policy

Annually

•	Within 30 days after the end of each calendar year, IEs and ADMs must certify:

•	transactions in covered securities

•	confirm covered accounts are disclosed

•	update holdings for any activity that is not reflected from broker feeds

•	acknowledge compliance with the policy

Other Reporting Requirements

•	Other reporting requirements imposed by CenterSquare include:

•	Employees classified as NCEs are required to pre-clear trades for securities that appear on CenterSquare’s restricted security list (“Restricted List”);

•	NCEs are required to pre-clear any trades of BNY Mellon company securities as noted in the PSTP.

PSTP Monitoring

The following procedures exist to monitor employee adherence to the PSTP:

•	The BNY Mellon Ethics Office monitors employee personal security trading utilizing the PTA system;

•	The Ethics Office provides a quarterly certification to CenterSquare Compliance confirming that the PSTP was monitored in accordance with policy requirements and Policy in accordance with the requirements of that policy All employees are required to complete an Annual BNY Mellon Code Certification The Personal Securities Trading Policy addresses the requirements of Rules 204A-1 and 206(4)-(7)(a) of the Investment Advisers Act of 1940 and Rules 17j-1 and 38a-1(a)(1) of the Investment Company Act of 1940;

•	CenterSquare Compliance monitors employee completion of PSTP policy reporting requirements;

•	CenterSquare Compliance performs a periodic comparison of IE and ADM security holdings against the Restricted List to ensure no holdings of restricted securities;

•	CenterSquare Compliance reconciles broker statements for international employees to holdings reported in the PTA system; and

•	On a periodic basis, CenterSquare Compliance attempts to pre-clear restricted securities to ensure denial of pre-clearance.

VI. Other General Restrictions

Restrictions Under Rule 17j-l(a) Under the 1940 Act

No Supervised Person may:

(a) employ any device, scheme or artifice to defraud any client of the Adviser (including the Funds and their shareholders);

(b) make to any client of the Adviser (including the Funds and their shareholders) any untrue statement of a material fact or omit to state to such client (including the Funds and their shareholders) a material fact necessary in order to make the statements made in light of the circumstances under which they are made, not misleading;

(c) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any client of the Adviser (including the Funds and their shareholders); or

(d) engage in any manipulative practice with respect to any client of the Adviser (including the Funds and their shareholders).

Any violation of the above shall be considered a violation of this Code.

Insider Trading

No Supervised Person shall purchase or sell any security for his or her own behalf or on behalf of others (including, but not limited to, any client of the Adviser and any members of the immediate family of the Supervised Person) while the Adviser or the Supervised Person is in possession of material, nonpublic information (“insider information”) concerning the security or the issuer of the security. In addition to compliance with the requirements of this Code, all personnel must comply with the insider trading restrictions set forth in the BNY Mellon Code. A violation of the Adviser’s insider trading restrictions may result in criminal and civil penalties, including civil injunctions, treble damages, disgorgement of profits, jail sentences, and fines for the person who committed the violation of up to three times the profit gained or loss avoided whether or not the person actually benefited. Employees should be familiar with CenterSquare’s separate Securities Firewall Policy.

Confidentiality of Information

Information about actual purchase or sale decisions, contemplated purchases or sales, or other transactions under consideration by the Adviser on behalf of any client or funds, whether or not actually authorized as well as portfolio holdings of any client of funds, must be kept confidential. Employees of CenterSquare shall not divulge to any person contemplated or completed securities transactions of any client or fund managed by CenterSquare, except in the performance of his or her duties, unless such information previously has become a matter of public knowledge or is required by law. Research information on portfolio issues must not be divulged to persons who do not have a need to know such information in connection with their employment by the Adviser. In addition, information about clients of funds, which includes a client’s or investor’s identity and financial information, is confidential and must not be disclosed without the express written consent of the client. Employees of CenterSquare must use care in keeping information confidential. Any violation of these confidentiality requirements shall be a violation of this Code.

Social Media

Employees need to be aware that posting of any information about the firm on a social media site may be considered advertising and, as such, subject the firm to SEC advertising rules. Therefore, the following procedures are to be followed to ensure that regulatory requirements are met:

•	Any firm profiles posted on LinkedIn or other social media sites require pre-approval by the firm’s Chief Compliance Officer and Director of Client Services and Marketing to ensure that profiles are not false or misleading;

•	As a matter of practice, the firm prohibits access to certain social media sites from internal company servers including Facebook, Twitter, and MySpace;

•	Any content that is posted on social media sites must not be considered a testimonial. A testimonial is a statement relating to a client’s experience with, or endorsement of the firm;

•	Firm performance will not be permitted to be posted on social media sites;

•	Employees will certify quarterly that they have complied with the firm’s social media policies;

•	The Chief Compliance Officer or designee will perform a periodic review of social media sites to determine that any firm information posted on these sites complies with advertising rules and does not contain factually incorrect information or misleading statement.

VII. Code Violations

Violations of any aspect of this Code require immediate reporting to CenterSquare’s Chief Compliance Officer. The Chief Compliance Officer will make determination of communication to Senior Management and/or BNY Mellon Ethics Office. All employees have the opportunity to report matters directly to the Ethics Office.

PSTP Non-Compliance

Non-compliance with the PSTP may result in the following:

•	Written notification with copies provided to CenterSquare’s Senior Management and Chief Compliance Officer;

•	Repeat violations may result in the following:

•	suspension of trading privileges

•	Employee non-compliance effecting performance/compensation reviews

•	Selling of positions and disgorgement of profits

Serious violations or continued repeated violations of the PSTP may result in dismissal of an employee or other employment actions and potential referral to law enforcement.

VIII. Record Retention

The Adviser is required to make and keep accurate and current records of securities transactions in which the Adviser, its officers and directors, and certain employees and other related persons have a beneficial interest. The reporting requirements set forth in this Code will enable the Adviser to fulfill this requirement and recordkeeping requirements of Rule 204A-1 under the Investment Advisors Act of 1940, as amended, and Rule 17j-1 of the Investment Company Act of 1940, as amended.